Exhibit 10.2

March 1, 2010

Mr. Ronald P. Vargo

10160 Gaywood Road

Dallas, Texas 75229

Re:	Severance Benefit/Protection Agreement

Dear Ron:

In consideration of your agreement to assume the duties and responsibilities of the Chief Financial Officer of ICF International, Inc. and its affiliates (collectively, the “Company”) effective March 1, 2010, the Company hereby offers you the severance protection set forth below in this letter agreement (the “Agreement”). The Company intends that the terms of this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as well as the regulations and guidance issued thereunder (collectively, “Section 409A”) and shall be construed consistently with such intent. This Agreement will remain in effect through February 28, 2014. On and after March 1, 2014, and each anniversary of such date thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 1 of the prior year, the Company or you shall have given notice not to extend the term of this Agreement.

A.	Involuntary Termination of Employment Prior to a Change in Control

In the event that your employment with the Company is involuntarily terminated by the Company for any reason other than Cause1 prior to a Change in Control2 and such termination constitutes a separation from service under Section 409A (a “Separation from Service”), you will be entitled to the benefits hereinafter set forth below.

1 For purposes of this Agreement, Cause shall mean any of the following: (a) any act that would constitute a material violation of the Company’s material written policies; (b) willfully engaging in conduct materially and demonstrably injurious to the Company, provided, however, that no act or failure to act, on the Executive’s part, shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company; (c) being indicted for, or if charged with but not indicted for, being tried for (i) a crime of embezzlement or a crime involving moral turpitude, or (ii) a crime with respect to the Company involving a breach of trust or dishonesty, or (iii) in either case, a plea of guilty or no contest to such a crime; (d) abuse of alcohol in the workplace, use of any illegal drug in the workplace or a presence under the influence of alcohol or illegal drugs in the workplace; (e) failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the Truth in Negotiations Act, or any rules and regulations issued thereunder; and (f) failure to follow the lawful directives of the Company’s Chief Executive Officer, the President or the Board of Directors.

2 For purposes of this Agreement, Change in Control shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Section 409A.

1. Compensation. You will be entitled to any accrued but unpaid salary and vacation pay as of your Separation from Service date. Any accrued and unpaid incentive compensation that is not subject to any deferral election shall be pro rated through your Separation from Service date, subject to satisfaction of any established performance goals, and shall be paid at the normal time of payment pursuant to the incentive compensation plan under which the amount is payable.

2. Severance Benefits. You will receive severance benefits equal to your Base Salary3 on the 26 bi-weekly pay dates following your Separation from Service date pursuant to the Company’s normal payroll practices; provided, however, that in no event shall the aggregate amount of such payments (each of which shall be deemed to be a separate payment for purposes of Section 409A) exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A) or be made later than the last day of the second taxable year following the taxable year in which your Separation from Service occurs. Within the 15-day period following the last payment of such biweekly severance benefits, you will receive an additional severance benefit in a single lump sum equal to your Average Bonus4 plus any severance benefits based on your Base Salary that exceeded the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A) and/or would have been paid after the second taxable year following the taxable year in which your Separation from Service occurs. Notwithstanding any other provision to the contrary, if you are a specified employee (within the meaning of Section 409A and the Company’s Specified Employee Identification Policy) on the date of your Separation from Service, in the event that any severance benefit payment which when aggregated with all other severance benefit payment previously made to you would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A), such payment shall not be made prior to the date that is the earliest of (i) six months after your Separation from Service date; (ii) your death, or (iii) such other date that will cause such payment not to be subject to any additional tax imposed pursuant to the provisions of Section 409A. In the event of your death, any unpaid severance benefits shall be paid to your designated beneficiary.

3. Vesting of Equity Interests. Any unvested equity interests that are not subject to Section 409A (such as stock options and restricted stock) and that were issued to you before your Separation from Service date will become vested but will remain exercisable for the balance of their terms; and any unvested equity interests that are subject to Section 409A (such as restricted stock units) and that were issued to you before your Separation from Service date will become vested but not payable until their original vesting dates.

3 For purposes of this Agreement, Base Salary shall mean your annual base salary rate in effect on your Separation from Service date divided by 26.

4 For purposes of this Agreement, Average Bonus shall mean (i) if you have been employed for three full calendar years, the average of your annual cash incentive awards received from the Company (including any deferred cash incentive awards) with respect to the three calendar years preceding your Separation from Service date; or (ii) if you have not been employed for three full calendar years, the average of $297,500 for 2010 plus, if any, your annual cash incentive award received from the Company (including any deferred cash incentive awards) with respect to each full calendar year thereafter preceding your Separation from Service date.

4. Health Care. You and your dependents will be provided with health care (including medical, hospitalization, dental and vision programs maintained by the Company) coverage on the same terms in effect on your Separation from Service date for 12 months, and thereafter you will be eligible for COBRA coverage as mandated by law.

B.	Involuntary Termination of Employment After a Change in Control

In the event that your employment with the Company is involuntarily terminated by the Company for any reason other than Cause or by you for Good Reason5 within the 24-month period following a Change in Control and such termination of employment constitutes a Separation from Service, you will be entitled to the benefits hereinafter set forth below.

1. Compensation. You will be entitled to any accrued but unpaid salary as of your Separation from Service date. Any accrued and unpaid incentive compensation that is not subject to any deferral election shall be pro rated through your Separation from Service date, subject to satisfaction of any established performance goals, and shall be paid at the normal time of payment pursuant to the incentive compensation plan under which the amount is payable.

2. Severance Benefits. You will receive a Basic Severance Amount6 in a single lump sum cash payment within five business days after your Separation from Service date. In addition, you will receive an Additional Severance Amount7 on the earliest of (i) the first business day after six months following your Separation from Service date, (ii) such other date that will cause such payment not to be subject to any additional tax imposed pursuant to the provisions of Section 409A, or (iii) your death. Each such payment shall be deemed to be a separate payment for purposes of applying Section 409A. In the event of your death, any unpaid severance benefits shall be paid to your designated beneficiary.

5 For purposes of this Agreement, Good Reason shall mean “Good Reason” as described in Section 409A.

6 For purposes of this Agreement, Basic Severance Amount shall mean an amount equal to the product of your Base Amount multiplied by 3; provided, however, that in no event shall such amount exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A) or be paid later than the last day of the second taxable year following the taxable year in which your Separation from Service date occurs. Base Amount, as used in this Footnote 6 and Footnote 7, shall mean (i) if you have been employed for three full calendar years, the average of your Compensation for the three calendar years prior to the calendar year in which your Separation from Service date occurs or (ii) if you have not been employed for three full calendar years, the average of your Compensation for 2010 plus your Compensation for any full calendar year thereafter (if any) during which you are employed by the Company prior to the calendar year in which your Separation from Service date occurs. Compensation for purposes of your Base Amount shall mean $722,500 for 2010 and your annual taxable W-2 compensation plus any deferred cash incentive compensation that is paid or deferred during any full calendar year after 2010.

7 For purposes of this Agreement, Additional Severance Amount shall mean an amount equal to the product of your Base Amount multiplied by 3 minus the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A).

3. Vesting of Equity Interests. Any unvested equity interests that are not subject to Section 409A (such as stock options and restricted stock) and that were issued to you before your Separation from Service date will become vested but will remain exercisable for the balance of their terms; and any unvested equity interests that are subject to Section 409A (such as restricted stock units) and that were issued to you before your Separation from Service date will become vested but not payable until their original vesting dates.

4. Health Care and Other Benefits. You will be entitled to the following healthcare and other welfare benefits.

(a) For the 36-month period following your Separation from Service date (the “Continuation Period”), you and your dependents and beneficiaries will be provided with Company-paid life insurance, medical, dental, hospitalization, financial counseling and tax consulting benefits (the “Continuation Period Benefits”) that are the same or the equivalent of such benefits provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period and their dependents and beneficiaries. To the extent that any such Continuation Period Benefits are subject to the provisions of Section 409A, in compliance with Section 409A and notwithstanding any other provision of the Company’s plans, contracts, or other arrangements in effect from time to time: (i) the amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement or the right to in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iv) to the extent that such Continuation Period Benefits constitute “nonqualified deferred compensation” subject to Section 409A and you are a “specified employee” within the meaning of Section 409A, you shall pay the Company and employee, if any, costs for the first six months following the Termination Date, and the Company shall reimburse you for such costs in the first payroll period thereafter. The obligations of the Company to provide you and your dependents and beneficiaries with the Continuation Period Benefits will not restrict or limit the Company’s right to terminate, amend or modify the benefits made available by the Company to its similarly situated executives or other employees, and following any such termination, amendment or modification, the Continuation Period Benefits that you (and your dependents and beneficiaries) are receiving will be so terminated, amended or modified. The Company’s obligations hereunder with respect to the foregoing benefits will be limited to the extent that you obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case, the Company may reduce the coverage of any benefits it is required to provide you hereunder as long as the coverages and benefits of the combined benefit plans are no less favorable to you than the coverages and benefits required to be provided hereunder. This Section 4(a) will not be interpreted so as to negate any benefits to which you or your dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following your Separation from Service.

(b) The Company shall provide you with outplacement services suitable to your position for a period of 12 months or, if earlier, until the first acceptance by you of an offer of employment.

5. Excise Tax Adjustments.

(a) In the event you become entitled to severance benefits under this Section B and the Company determines that the benefits provided in this Section B (with the severance benefits, the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to you hereunder, net of all federal income, excise and employment taxes imposed on you by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that, if paid to you, would result in you receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that you would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction shall be made by the Company with respect to benefits in the order and in the amounts suggested by the Tax Counsel (as defined below) taking into account the costs or administrative burdens of the Company. As a rule, reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of stock awards; and (iii) reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards.

(b) For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

(i) Any other payments or benefits received or to be received by you in connection with a Change in Control or your Separation of Service (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any persons whose actions result in a Change in Control or any person affiliated with the Company or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of a tax advisor selected by the Company and reasonably acceptable to you (“Tax Counsel”), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax.

(ii) The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying subparagraph (i) above).

(iii) In the event that you dispute any calculation or determination made by the Company, the matter shall be determined by Tax Counsel. All fees and expenses of Tax Counsel shall be borne solely by the Company; provided that, as required by Section 409A, the Company shall bear such costs, to the extent necessary, during a period of time no longer than ten years following a Change in Control; the right to such benefit in kind is not subject to liquidation or exchange for another benefit; payment shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred; and the amount of such benefit in one year shall not affect any other benefits to be provided in any other year.

(iv) You shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Total Payments or Reduced Amount is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the effective date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

C.	Compliance with Section 409A

Except as permitted under Section 409A, no acceleration of the time or form of payment of deferred compensation under this Agreement shall be permitted. Notwithstanding any other provision in Agreement to the contrary, if and to the extent that Section 409A is deemed to apply to the Agreement, it is the intention of the parties that the Agreement shall comply with Section 409A, and the Agreement, to the extent practicable, shall be construed in accordance therewith. Without in any way limiting the effect of the foregoing, in the event that the provisions of Section 409A require any special terms, provisions or conditions be included in the Agreement, then such terms, provisions, and conditions, to the extent practicable, shall be deemed to be made a part of the Agreement. Notwithstanding the foregoing, the parties agree that the Company, any Affiliate, the Board of Directors of the Company or their designees or agents shall not be liable for any taxes, penalties, interest or other monetary amount that may be owed by you as a result of any deferral of payments under the Agreement or as a result of the administration of amounts subject to the Agreement.

D.	Covenants

In order to be eligible to receive any severance benefits under this Agreement, during the 12-month period following any Separation from Service, you hereby covenant and agree:

(a) to comply with your obligations under the Invention and Confidentiality Agreement, Code of Ethics and Nonsolicitation Agreements that you enter into with the Company;

(b) that you will acquire and have knowledge of confidential and proprietary information concerning the current salary, benefits, skills, and capabilities of Company employees and that it would be improper for you to use such Company proprietary information in any manner adverse to the Company’s interests;

(c) you will not recruit or solicit for employment, directly or indirectly, any employee of the Company during such 12-month period;

(d) except for the benefit of the Company, in any way, directly or indirectly, through affiliates, subsidiaries, employees or agents or otherwise, not to manage, direct, operate, control, to be employed by, associated with, or engage in, or participate in any of the foregoing or otherwise advise or assist in any way or be connected with or directly or indirectly own as partner, shareholder, proprietor, advisor or consultant or otherwise or have any investment, interest in or right with respect to any enterprise, entity or business which competes with the Company’s business; and

(e) that the non-compete provisions of this Agreement are reasonable in scope and duration and that you possesses sufficient skills such that you could be gainfully employed post termination from the Company without violating such provisions. If, in any judicial proceeding, a court refuses to enforce any of the covenants set forth in this letter (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this letter to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

Your entitlement to the benefits set forth in this Agreement is also subject to your execution of a Full Release.8 If you desire to accept the provisions set forth herein, please sign and date where indicated below, whereupon this letter will become an agreement between you and the Company. As to the matters expressly dealt with herein, when accepted by you this letter agreement will supersede the Company’s general severance policies as in effect from time to time as otherwise applicable to you.

8 For purposes of this Agreement, Full Release shall mean a written release, which is executed and received by the Company within 60 days of your Separation from Service date and is fully effective, not subject to revocation, and which is in a form satisfactory to the Company (and substantially similar to the Release set forth in Exhibit A attached to this Agreement), pursuant to which you fully and completely release the Company from all claims that you may have against the Company (other than any claims that may arise or have arisen under this Agreement).

Very truly yours,

ICF INTERNATIONAL, INC.

By:       /s/ Candice Mendenhall

Title:    SVP, Human Resources

ACCEPTED AND AGREED:

By:    /s/ Ronald P. Vargo

Printed Name: Ronald P. Vargo

Date: March 1, 2010